CELL MEDX CORP. OTC PINK: CMXC

FOR IMMEDIATE RELEASE DECEMBER 19, 2023

Cell MedX Corp. Announces New CEO and Directors and Debt Settlement

Vancouver, BC, December 19, 2023, Cell MedX Corp. (OTC Pink: CMXC) (“Cell MedX” or the “Company”), a biotech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness, announces that Mr. Dwayne Yaretz has resigned as Chief Executive Officer of the Company and Mr. Brad Hargreaves has resigned as VP of Technology and Operations. Mr. David Jeffs has been appointed as the new Chief Executive Officer of the Company. Mr. Jeffs was also appointed to the Company’s board of directors, together with Mr. Amir Vahabzadeh. Both Mr. Yaretz and Mr. Hargreaves will continue as directors of the Company.

Mr. Jeffs had most recently acted as the President and Secretary, and a director, of Live Current Media Inc. ("Live Current") a media technology company involved in the creator economy, bringing together a select group of companies and technologies to create a platform that powers the independent creator. Mr. Jeffs acted in those capacities from October 2010 to May 2023, and had also acted as the Chief Executive Officer and Chief Financial Officer and Treasure of Live Current from October 2010 to April 2022. Mr. Jeffs was also the Chief Executive Officer of Live Current from July 2002 through May 2007 and the President and a director of Live Current Media from July 2002 through September 2007. During his first tenure as CEO of Live Current, it was recognized as one of the fastest growing companies in British Columbia for three years running by Business in Vancouver magazine and as one of the fastest growing companies in Canada for two years in a row by Profit500 magazine. Prior to his position with Live Current, Mr. Jeffs was the president and director of a private corporation trading in consumer goods products. Mr. Jeffs graduated from the University of British Columbia with a Bachelor of Arts where he majored in economics.

Mr. Vahabzadeh has been involved in both the Internet and health and wellness industries as an online business owner and consultant for over 15 years. Mr. Vahabzadeh also owned and operated a thoroughbred racing and breeding facility in British Columbia. Mr. Vahabzadeh holds a Bachelor of Arts degree and is a graduate of the University of British Columbia.

Cell MedX has also entered into agreements to settle debt in the aggregate amount of USD$1,622,693 for shares of the Company's common stock at a price of $0.007 per share for an aggregate of 231,813,310 shares of common stock (the "Debt Settlement"). Issuance of the common stock as part of the Debt Settlement will result in a change in control of the Company. As part of the Debt Settlement, Mr. David Jeffs will acquire 73,959,728 shares of the Company's common stock, while family members of Mr. Jeffs will acquire an additional 43,819,083 shares of common stock. Mr. Amir Vahabzadeh will acquire 61,775,148 shares of common stock, while Mr. Vahabzadeh's spouse will acquire an additional 23,676,239 shares of common stock.

The shares of common stock sold as part of the Debt Settlement will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") and will be sold pursuant to exemptions from the registration requirements provided by Regulation S of the U.S. Securities Act and Rule 506(b) of Regulation D of the U.S. Securities Act.

This news release does not constitute an offer to sell, or solicitation of an offer to buy, nor will there be any sale of any of the securities offered in any jurisdiction where such offer, solicitation or sale would be unlawful, including the United States of America. The securities being issued as part of the Debt Settlement have not been, and will not be, registered under the U.S. Securities Act, or any state securities laws, and accordingly will be "restricted securities" within the meaning of the U.S. Securities Act, and may not be offered or sold except in compliance with the registration requirements of the U.S. Securities Act and any applicable state securities laws or pursuant to available exemptions therefrom.

About Cell MedX Corp. (OTC Pink: CMXC)

Cell MedX Corp. is a biotech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness and alleviate complications associated with aging and medical conditions including, but not limited to: diabetes, Parkinson’s disease, high blood pressure, neuropathy and kidney function. The Company’s main focus is on continued research and development of its eBalance® Technology and its eBalance® System.

On behalf of the Board of Directors of Cell MedX Corp.

David Jeffs

Director, CEO

Forward Looking Statements

The information included in this press release has not been reviewed by the FDA or Health Canada, nor has it been peer reviewed. This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company's Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company's forward-looking statements. Cell MedX Corp. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release except as required by law. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Cell MedX Corp. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE:

Cell MedX Corp.

For further information visit: www.cellmedx.com.

Investor Relations: 1-844-238-2692